Exhibit 3.4

CERTIFICATE OF ELIMINATION

of

SHARES OF SERIES B CONVERTIBLE PREFERRED STOCK

of

XPRESSPA GROUP, INC.

Pursuant to the provisions of Section 151 (g) of the General Corporation Law of the State of Delaware, it is hereby certified that:

1. The name of the corporation (hereinafter referred to as the “Corporation”) is XpresSpa Group, Inc., a Delaware corporation.

2. The designation of the series of shares of stock of the Corporation to which this certificate relates is Series B convertible preferred stock, par value $0.01 per share (hereinafter, the “Series B Preferred Stock”).

3. The voting powers, designations, preferences, and the relative, participating, optional, or other rights, and the qualifications, limitations, and restrictions of the shares of Series B Preferred Stock were provided for in a resolution adopted by the Board of Directors of the Corporation pursuant to authority expressly vested in it by the provisions of the Certificate of Incorporation of the Corporation. A certificate setting forth the said resolution (the “Certificate of Designation, Preferences, Rights and Limitations of Series B Convertible Preferred Stock”) has been heretofore filed with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware.

4. The Board of Directors of the Corporation has adopted the following resolution:

RESOLVED, that 1,604,167 of the 1,609,167 authorized shares of the Series B Preferred Stock of the Corporation have been issued;

RESOLVED FURTHER, that none of the 1,609,167 authorized shares of the Series B Preferred Stock previously designated and issued pursuant to that certain Certificate of Designation, Preferences, Rights and Limitations of Series B Convertible Preferred Stock (the “Series B Certificate of Designation”) remain outstanding as of the date hereof;

RESOLVED FURTHER, that none of the authorized shares of the Corporation’s Series B Preferred Stock shall be issued subject to the Series B Certificate of Designation after the date hereof;

Resolved Further, that it is advisable pursuant to Section 151(g) of the Delaware General Corporation Law to reduce the number of authorized shares of the Corporation’s Series B Preferred Stock to zero (0), which represents the number of shares of the Corporation’s Series B Preferred stock that is currently issued and outstanding; and

RESOLVED FURTHER, that the proper officers of the Corporation be and hereby are authorized and directed to file a certificate setting forth this resolution with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned being a duly authorized officer of the Corporation, does file this Certificate of Elimination, hereby declaring and certifying that the facts stated herein are true and accordingly has hereunto set his hand this 8th day of July, 2019.

XPRESSPA GROUP, INC.
a Delaware Corporation

By:
Name:	Douglas Satzman
Title:	Chief Executive Officer